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                     December 13, 2021

       Gil M. Labrucherie
       Chief Operating Officer and Chief Financial Officer
       Nektar Therapeutics
       455 Mission Bay Boulevard South
       San Francisco, CA 94158

                                                        Re: Nektar Therapeutics
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File Number
000-24006

       Dear Mr. Labrucherie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences